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                            TELE-COMMUNICATIONS, INC.
                                Terrace Tower II
                                5619 DTC Parkway
                         Englewood, Colorado 80111-3000

                                                                      EXHIBIT 5
                                                                      ---------

                                December 3, 1997

Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Dear Sirs:

                  I am Executive Vice President and General Counsel of Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "TCOMA Shares"), and shares of the Company's Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "TCIVA Shares" and, collectively with the TCOMA Shares, the "Shares"), each to be offered and sold from time to time by the holder thereof named in the Registration Statement (the "Selling Stockholder").

                  In connection therewith, I have examined, among other things, the originals, certified copies or copies otherwise identified to my satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, as amended; minutes of the proceedings of the Company's Board of Directors; and such other documents, records, certificates of public officials and questions of law as I deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, I have relied, to the extent I deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduction copies. I have further assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Selling Stockholder pursuant to the Registration Statement are actually sold.

                  Based upon the foregoing, I am of the opinion that each of the TCOMA Shares and TCIVA Shares (i) to the extent such Shares are already issued, have been duly authorized and are validly issued, fully paid and non-assessable and (ii) to the extent such Shares have not already been issued, will be duly authorized and will be, upon payment therefor, validly issued, fully paid and non-assessable.
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                  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me contained therein under the heading "Legal Matters." In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                       Very truly yours,

                                       /s/ Stephen M. Brett
                                       Stephen M. Brett
                                       Executive Vice President and
                                         General Counsel